ARTICLES OF AMENDMENT

                                       OF

                             IDS Global Series, Inc.


         Pursuant to Section 302A.135 of the Minnesota Business Corporation Act, IDS Global Series, Inc., incorporated under the laws of the State of Minnesota on October 28, 1988, amends its Articles of Incorporation to change the name of the corporation to AXP Global Series, Inc.
The new Article I shall be:

                                ARTICLE I - NAME

         The name  of  this corporation  (hereinafter  called  the "Fund") is:

                             AXP Global Series, Inc.

         The resolution to amend the Articles of Incorporation was approved by the affirmative vote of a majority of the shares present and entitled to vote at a regular meeting of shareholders on June 16, 1999, held pursuant to a written notice given to each shareholder in the manner provided in Section 302A.435.

Dated this 16th day of June, 1999.

                             AXP Global Series, Inc.


                              By /s/ Leslie L. Ogg
                                     Leslie L. Ogg
                                     Vice President and Secretary

STATE OF MINNESOTA)
                  )ss.
COUNTY  OF  DAKOTA)

         The foregoing instrument was acknowledge before me this 16th day of June, 1999.


                              By /s/ Diane R. Kepp
                                     Notary Public